                                             EXHIBIT 2.2



                  MAJORITY SHAREHOLDER AGREEMENT
                  ------------------------------


     THIS MAJORITY SHAREHOLDER AGREEMENT (this "Agreement") is made and entered into as of July 16, 1999, by and among Kuoni Reisen Holding AG, a Swiss corporation incorporated in the Canton of Zurich, Switzerland ("Parent"), Diamond Holding Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Acquiror"), Diamond Acquisition Subsidiary Missouri, Inc., a Missouri corporation and wholly-owned subsidiary of Acquiror ("Acquisition Subsidiary"), and The Revocable Trust of Barney A. Ebsworth, dated July 23, 1986, as amended (the "Majority Shareholder") and Barney A. Ebsworth.

                             Recitals
                             --------

     A. Concurrently with the execution and delivery of this Agreement, Parent, Acquiror, Acquisition Subsidiary and Intrav, Inc., a Missouri corporation ("Target"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Acquisition
Subsidiary will be merged with and into Target (the "Merger").

     B. The Majority Shareholder owns, of record and beneficially, 3,825,000 shares of common stock, par value $0.01 per share, of Target (the "Majority Shares").

     C. As an inducement to Parent, Acquiror and Acquisition Subsidiary to enter into the Merger Agreement, the Majority Shareholder has agreed to grant the Option (as hereinafter defined), to vote all of the Majority Shares in favor of the Merger, to delete Article 11 of the Articles of Incorporation of Target necessary to consummate the Merger, and to undertake the other obligations and covenants described in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1.   OPTION.
          ------

          (a)  Grant of Option.  The Majority Shareholder hereby
               ---------------
grants to Parent, Acquiror and Acquisition Subsidiary (the "Optionees") an irrevocable option (the "Option") to purchase a certain number of the Majority Shares as determined in accordance with the following sentence (the "Option Shares"), in the manner and at the purchase price set forth below. The number of Option Shares shall be the maximum number of shares of common stock of Target ("Target Common Stock") that could be acquired by Acquiror and/or Acquisition Subsidiary and not constitute "Excess Shares" (as defined in Article 11 of Target's Articles of Incorporation).

          (b)  Exercise of Option.  The Option may be exercised, in
               ------------------
whole or in part, at any time, or from time to time, after the occurrence of either of the following events: (i) the Majority Shareholder fails to vote or cause to be voted all of the Majority Shares in favor of the Merger and the Merger Agreement pursuant to
Section 5 hereof; or (ii)  there occurs a



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Takeover Proposal (as defined in the Merger Agreement) prior to the termination of the Merger Agreement. If Acquiror or Acquisition Subsidiary wishes to exercise the Option, Acquiror or Acquisition Subsidiary shall send a written notice to the Majority Shareholder specifying a date (not less than five nor more than sixty days from the date such notice is given, which date shall be postponed as appropriate to obtain any necessary consents or approvals or to allow termination of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") waiting period) for the closing of such purchase (the "Option Closing"). Such Option Closing shall take place at 10:00 A.M., local time, on the date specified in such notice at the offices of Bryan Cave LLP, 211 North Broadway, Suite 3600, St. Louis, Missouri 63102, or at such other place and time as the parties may mutually agree. If the Option is exercised, the representations and warranties of the Majority Shareholder set forth in Section 2 below shall survive the Option Closing.

          (c)  Purchase Price.  At the Option Closing, the Majority
               --------------
Shareholder will deliver to Acquiror or Acquisition Subsidiary a certificate or certificates representing the Option Shares being purchased. Acquiror or Acquisition Subsidiary will purchase such shares from the Majority Shareholder by delivering as consideration therefor, $21.32 per share, in cash in immediately available funds (the "Purchase Price").

          (d)  HSR Filing.  Acquiror or Acquisition Subsidiary and
               ----------
the Majority Shareholder agree to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required pre-merger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the purchase contemplated by this Agreement.

     2.   REPRESENTATIONS AND WARRANTIES OF THE MAJORITY SHAREHOLDER.
          ----------------------------------------------------------
The Majority Shareholder hereby represents and warrants to Acquiror and Acquisition Subsidiary as follows:

          (a)  Ownership of Shares.  The Majority Shareholder is
               -------------------
the record and beneficial owner of the Majority Shares and such shares constitute all of the shares of Target Common Stock owned by the Majority Shareholder. The Majority Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 1 and 5 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Majority Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b)  Power; Binding Agreement.  The Majority Shareholder
               ------------------------
has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Majority Shareholder will not violate any other agreement to which he is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Majority Shareholder and constitutes a valid and binding agreement of the Majority Shareholder, enforceable against him in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any

                                2

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trust of which the Majority Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Majority Shareholder of the transactions contemplated hereby.

          (c)  No Conflict.  Except for filings and approvals under
               -----------
the HSR Act, the antitrust laws or the securities laws, if applicable,
(A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Majority Shareholder and the consummation by the Majority Shareholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by the Majority Shareholder, the consummation by the Majority Shareholder of the transactions contemplated hereby or compliance by the Majority Shareholder with any of the provisions hereof shall result in a violation or breach of, or constitute (with or without notice of lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Majority Shareholder is a party or by which such order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Majority Shareholder or any of its properties or assets.

          (d)  No Finder's Fees.  Except as disclosed in the Merger
               ----------------
Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Majority Shareholder.

          (e)  No Encumbrances.  The Majority Shares and the
               ---------------
certificates representing such shares are now, and at all times during the term hereof will be, held by the Majority Shareholder, or by a nominee or custodian for the benefit of the Majority Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances arising hereunder.

     3.   REPRESENTATIONS OF ACQUIROR OR ACQUISITION SUBSIDIARY.
          -----------------------------------------------------
Each of Acquiror and Acquisition Subsidiary represents and warrants to the Majority Shareholder that: (i) such entity is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution and delivery of this Agreement by such entity and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action on the part of such entity; (iii) this Agreement constitutes the legal, valid and binding obligation of such entity enforceable against such entity in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or by general principles of equity; and (iv) any shares of Target Common Stock acquired upon exercise of the Option will not be acquired by such entity with a view to the public distribution thereof and will

                                3



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not be transferred except pursuant to a transaction which complies with the Securities Act of 1933, as amended, and applicable state securities laws.

     4.   COVENANTS OF THE MAJORITY SHAREHOLDER.  The Majority
          -------------------------------------
Shareholder covenants and agrees as follows:

          (a)  No Solicitation.  During the term of this Agreement,
               ---------------
neither the Majority Shareholder nor Barney A. Ebsworth shall (and shall not permit their representatives to), directly or indirectly, initiate, solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any person or entity (other than Acquiror or Acquisition Subsidiary or any of their affiliates) with respect to Target that constitutes or reasonably may be expected to lead to, a Takeover Proposal, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain any Takeover Proposal, or agree to or endorse any Takeover Proposal, or authorize or permit any person or entity acting on behalf of the Majority Shareholder to do any of the foregoing. The foregoing shall not prevent Barney A. Ebsworth from voting as a Director of Target in connection with Target's exercising its rights under Section 4.9 of the Merger Agreement. If Barney A. Ebsworth or the Majority Shareholder receives any inquiry or proposal regarding any Takeover Proposal, they shall promptly inform Acquiror and Acquisition Subsidiary of that inquiry or proposal and the details thereof.

          (b)  Restriction on Transfer, Proxies and Non-Interference.
               -----------------------------------------------------
During the term of this Agreement, the Majority Shareholder shall not (and shall not permit its representatives to): (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Majority Shares or any interest therein, provided, however, that the Majority Shareholder may sell, transfer, tender or otherwise dispose of the Majority Shares pursuant to a Superior Proposal approved by the Board of Directors of Target following Target's exercise of its rights pursuant to Section 4.9(b) of the Merger Agreement so long as Target has not breached Section 4.9 of the Merger Agreement; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any of the Majority Shares into a voting trust or enter into a voting agreement with respect to any of the Majority Shares; or (iii) take any action that would make any representation or warranty of the Majority Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Majority Shareholder from performing its obligations under this Agreement or the Optionees from enjoying the benefits of the Option.

          (c)  Waiver of Appraisal Rights.  The Majority Shareholder
               --------------------------
hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that he may have.

          (d)  Stop Transfer.  The Majority Shareholder agrees
               -------------
with, and covenants to, Acquiror and Acquisition Subsidiary that he shall not request that Target register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Majority Shares, unless such transfer is made in compliance with this Agreement.

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          (e)  Profits Upon Sale of Majority Shares.  During such
               ------------------------------------
time as the Option is exercisable, if the Majority Shareholder shall sell, transfer, tender or otherwise dispose of any of the Majority Shares (including without limitation pursuant to a merger of Target with another entity), or if the Majority Shareholder or Target shall agree to a transaction that would result in such sale, transfer, tender or other disposition of the Majority Shares, and the Majority Shareholder receives in consideration for such sale, transfer, tender or other disposition of Majority Shares an amount that exceeds the Purchase Price, then the Majority Shareholder shall promptly, but in no event later than two days after the date that the Majority Shareholder receives such consideration, pay to Acquiror the aggregate amount received by the Majority Shareholder in excess of the Purchase Price.
If the aggregate consideration received by Acquiror does not consist of cash in an amount necessary to satisfy the foregoing obligation, the Optionees shall, at their discretion, have the right to receive such amount in cash or, provided that the Majority Shareholder would not suffer any adverse tax consequences, in any non-cash consideration received in the transaction.

     5.   APPROVAL OF MERGER; SALE/LEASEBACK.  The Majority
          ----------------------------------
Shareholder agrees that during the term of this Agreement, it will vote or cause to be voted all the Majority Shares in favor of the Merger and the Merger Agreement and in favor of deleting Article 11 of the Target Articles of Incorporation (and the documents and transactions related thereto) at any meeting of the shareholders of Target held for any such purposes. If the Merger Agreement is terminated as a result of the Target exercising its rights under Section 4.9 of the Merger Agreement, or as a result of the failure of the condition in Section 6.1.5 of the Merger Agreement or a material breach of the Merger Agreement following the receipt by the Target of a Takeover Proposal, the Majority Shareholder shall as soon as reasonably practicable cause Target to restructure the ownership of Target's U.S. flagged ships to allow the ownership of more than 25% of the Target Shares by a non-U.S. citizen. Such restructuring shall be accomplished in a manner that does not materially and adversely affect the interests of Target.

     6.   FURTHER ASSURANCE AND ADJUSTMENTS.  The Majority
          ---------------------------------
Shareholder and Barney A. Ebsworth shall, upon the reasonable request of Acquiror or Acquisition Subsidiary, execute and deliver any additional documents necessary or desirable to effect any of the terms and provisions of this Agreement. If at any time the Majority Shares are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange or readjustment of Target's capital stock or if a dividend thereon is declared with a record date prior to the termination of this Agreement, or if the representations in Section 2.2 of the Merger Agreement are or become untrue, then the provisions of this Agreement shall be appropriately adjusted.

     7.   SPECIFIC PERFORMANCE. The parties hereto agree that
          --------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

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     8.   TERM.  This Agreement shall commence on the date hereof
          ----
and the Option shall end, and this Agreement shall terminate, on the earlier of (i) six (6) months following the termination of Merger Agreement in accordance with its terms or (ii) the Effective Time (as defined in the Merger Agreement); provided, however, if the Merger Agreement is terminated as a result of the Target exercising its rights under Section 4.9 of the Merger Agreement, or as a result of the failure of the condition in Section 6.1.5 of the Merger Agreement or a material breach of the Merger Agreement following the receipt by the Target of a Takeover Proposal, that for purposes of this Agreement, the Merger Agreement shall not be deemed to have been terminated until the Majority Shareholder shall have fulfilled all of its obligations under Section 5 hereof.

     9.   BINDING AGREEMENT.  All authority and rights herein
          -----------------
conferred or agreed to be conferred by the Majority Shareholder or Barney A. Ebsworth shall survive the death or incapacity of Barney A. Ebsworth or the termination or liquidation of the Majority Shareholder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

     10.  NOTICES. All notices and other communications hereunder
          -------
shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)  if to the Majority Shareholder or to Barney A.
               Ebsworth, to:

               The Revocable Trust of Barney A. Ebsworth, dated July 23, 1986, as amended
               7711 Bonhomme Avenue
               St. Louis, Missouri
               63105-1961


               with a copy to:

               Thompson Coburn LLP
               One Mercantile Center
               St. Louis, MO 63101
               Attention: Thomas A. Litz
               Telecopy: 314-552-7000

                    and

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          (ii) if to Acquiror or Acquisition Subsidiary, to:

               Kuoni Reisen Holding AG
               Neue Hard 7
               CH-8010 Zurich
               Switzerland
               Attention:  Chief Executive Officer

               with copies to:

               Kuoni Reisen Holding AG
               Kuoni House
               Dorking
               Surrey U.K. RH5 4AZ
               Attention:  Peter Diethelm

               and

               Kuoni Reisen Holding AG
               Neue Hard 7
               CH-8010 Zurich
               Switzerland
               Attention:  Stephan Hitz

               and

               Bryan Cave LLP
               211 N. Broadway, Suite 3600
               St. Louis, MO  63102
               Attention:  James L. Nouss, Jr.
               Telecopy:   314-259-2020

     11.  GOVERNING LAW.  This Agreement shall be deemed to be made
          -------------
in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Missouri (without regard for its choice of law rules). Any and all disputes which may arise out of this Agreement will be heard and determined before the United States District Court for the Eastern District of Missouri or the Circuit Court of St. Louis County, Missouri. The parties hereto acknowledge that such courts have the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to jurisdiction or venue in the above courts, including, but not limited to, any defense of forum non conveniens, and irrevocably agree to be bound by any non-appealable final judgment rendered thereby.

     12.  COUNTERPARTS.  This Agreement may be executed in one or
          ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     13.  SEVERABILITY.  In case any provision in this Agreement or
          ------------
in any of the other agreements, documents or instruments referred to herein shall be held invalid, illegal or unenforceable in any jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

     14.  ENTIRE AGREEMENT. This Agreement and the other agreements,
          ----------------
documents or instruments referred to herein or executed in connection herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

     15.  AMENDMENTS, WAIVERS, ETC.  This Agreement may not be
          ------------------------
amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     16.  NO WAIVER.  The failure of any party hereto to exercise
          ---------
any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     17.  DESCRIPTIVE HEADINGS.  The descriptive headings used
          --------------------
herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

       [The remainder of this page is intentionally left blank.]

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     IN WITNESS WHEREOF, Acquiror, Acquisition Subsidiary and the
Majority Shareholder have caused this Agreement to be duly executed and delivered as of the date first above written.

                            KUONI REISEN HOLDING AG


                            By:    /s/ Peter Diethelm
                               ----------------------------------------
                            Name:  Peter Diethelm
                                 --------------------------------------
                            Title: Executive Vice President
                                  -------------------------------------

                            By:    /s/ Stephan Hitz
                               ----------------------------------------
                            Name:  Stephan Hitz
                                 --------------------------------------
                            Title: Director
                                  -------------------------------------


                            DIAMOND HOLDING DELAWARE, INC.


                            By:    /s/ Peter Diethelm
                               ----------------------------------------
                            Name:  Peter Diethelm
                                 --------------------------------------
                            Title: Chief Executive Officer
                                  -------------------------------------


                            DIAMOND ACQUISITION SUBSIDIARY
                            MISSOURI, INC.


                            By:    /s/ Peter Diethelm
                               ----------------------------------------
                            Name:  Peter Diethelm
                                 --------------------------------------
                            Title: Chief Executive Officer
                                  -------------------------------------


                            THE REVOCABLE TRUST OF BARNEY A.
                            EBSWORTH, DATED JULY 23, 1986, AS
                            AMENDED

                            /s/ Barney A. Ebsworth
                            -------------------------------------------
                            By: Barney A. Ebsworth, sole trustee


                            /s/ Barney A. Ebsworth
                            -------------------------------------------
                            Barney A. Ebsworth, individually


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